EXHIBIT 99.2

PATRON ANNOUNCES SUCCESSFUL COMPLETION OF LIABILITIES RESTRUCTURING PROGRAM

BOULDER,  Colo.,  July 24  /PRNewswire-FirstCall/  -- Patron Systems,  Inc. (OTC
Bulletin Board: PTRS - NEWS), a leading provider of enterprise software to create, manage and share electronic forms and messages, today announced that its Board of Directors has terminated its highly successful Creditor and Claimant Liabilities Restructuring Program. On July 21, 2006, the Board of Directors announced that debts, claims and other liabilities totaling $29,592,756 have been settled for 36,990,946 shares of Series A-1 Preferred Stock. Additionally, the Company has settled claims totaling $382,584 for $12,140. The total of all claims settled represents 94.1% of the eligible claims.

Robert Cross, Patron's CEO, said, "We are pleased that our creditors have joined with the Patron stockholders to help put Patron back on a firm financial footing. This program has successfully restructured our balance sheet and provided Patron with the ability to continue to grow and develop its products and business in the Active Message Management market. We believe that we have competitive, market leading products offered in a market area with high growth potential. With the restructured balance sheet that the liabilities restructuring program has provided, we will be able to further finance the growth of our business."

About  Patron  Systems

Founded in 2002, Patron Systems was established to develop products and technologies that close gaps in the management of an organization's messaging environment. Patron's suite of Active Message Management(TM) products addresses eform creation, capture and sharing, and manages data in an industry standard format (GJXDM) as well as provides solutions for email policy management, email retention policies, archiving and eDiscovery, proactive email supervision, and protection of messages and their attachments in motion and at rest. Patron serves customers in highly regulated industries such as financial services, legal, public safety and law enforcement, healthcare, and pharmaceuticals. Further information is available at http://www.patronsystems.com.

Forward-Looking  Statements

This release may contain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about Patron Systems' business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Such factors include, but are not limited to, the Company's ability to execute effectively its business plan and acquisition strategy, changes in the market for electronic message management solutions, changes in market activity, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. These and other risks are described in the Company's filings with the Securities and Exchange Commission, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update information concerning its expectations.

Patron Systems, and FormStream, are registered trademarks of Patron Systems Incorporated. All other company and product names belong to their respective owners.

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Source: Patron Systems, Inc.